Exhibit 10.4

INDEPENDENT CONSULTING AGREEMENT

This Independent Consulting Agreement (this “Agreement”) is made effective as of April 27, 2023 (the “Effective Date”), by and between Just Right Products, Inc, a Texas corporation, having its principal place of business at 5941 Posey Lane, Haltom City, Texas, 76117 (the “Company”), and Robert F. Breese of [home address] (“Consultant”).

WHEREAS, Consultant has specialized knowledge and skills in, and is in the business of rendering embroidery, promotional products, and screen-printing services; and

WHEREAS, the Company desires to engage Consultant, and Consultant desires to be so engaged, to render services to the Company.

NOW, THEREFORE, the Company and Consultant in consideration of the mutual covenants and agreements set forth herein, do mutually agree to this Agreement as follows:

1. Term and Termination. The arrangement set forth in this Agreement commences on the Effective Date and shall continue for a period of two (2) years (the “Term”).

2. Services.

a. Services. Consultant’s primary responsibilities and objectives under this Agreement shall be to support the Company and its clients with embroidery operations, account retention, expanding individual account growth and management advisor (collectively, the “Services”). In the event that Consultant is requested to perform services that are outside the scope of the Services (“Additional Services”), then such Additional Services shall be provided upon mutual agreement as to the scope of such services to be performed and Consultant shall be compensated as set forth in Section 3 herein below.

b. Equipment. The Company shall be responsible for furnishing Consultant internet access, and/or other similar equipment needed to render the Services. However, during the Term, the Company shall reimburse Consultant for other reasonable, documented, out-of-pocket travel and business expenses incurred by Consultant in the performance of the Services once submitted by invoice to and approved by the Company.

c. Hours. Consultant shall retain the direction and control to set Consultant’s own schedule and hours that are reasonable to provide the agreed upon services.

3. Compensation.

a. Fee. The Company shall pay Consultant a total of USD $100,000.00 (the “Fee”) for the Term in restricted ADM Endeavors, Inc. (AMDQ) stock (the “Stock”). The value of the Stock shall be determined by the trade price as of the Effective Date. The Fee shall be due and payable to Consultant in lump sum upon the signing of this Agreement. The Stock shall be issued in the name of Consultant. The only restriction on the Stock shall be that Consultant may not sell the Stock for a period of one hundred eighty (180) calendar days from the effective date. Thereafter, Consultant may freely sell or trade the Stock as he sees fit to do so. If, on the Date the restrictions expire, the Stock value is lower than the required fee such that there is a deficit amount owed to Consultant (the “Deficit”), the Company shall be required either to (i) issue to Consultant additional Stock or (ii) pay cash in immediately available USD funds to alleviate the Deficit.

b. Commission Payments. In addition to the Fee, the Company shall make commission payments to Consultant based on twenty percent (20%) of all add specialty sales managed by Consultant (the “Commission”). Commission payments shall be payable every two weeks, no later than thirty(30) days after the end of each applicable two-week period during which Services were performed. The Company shall maintain records in sufficient detail for purposes of determining the amount of Commission. The Company shall provide to Consultant a written accounting that sets forth the manner in which Commission payment was calculated. Consultant, or his agent, has the right to inspect the Company’s records for the limited purpose of verifying the calculation of the Commission, subject to such restrictions as the Company may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours as may be set by the Company. If Consultant dies during the Term, Consultant shall be entitled to payments or partial Commission payments for the period ending with the date of Consultant’s death.

4. Independent Contractor Status. For all purposes, at all times while performing the Services, Consultant shall be an independent contractor and not an employee of the Company. The Company will not provide fringe benefits, including health insurance, paid vacation, or any other employee benefit, for the benefit of Consultant.

5. Conflicts of Interest; No Restrictions. Consultant represents and verifies that there are no conflicts of interest, direct or indirect, that would interfere in any manner with the performance of the Services and will not knowingly employ any person having any such conflict of interest. Consultant further represents and verifies that Consultant is not bound by any legal or contractual obligations with any third party (including, without limitation, any current or prior employees or clients) that would restrict Consultant from fully performing the Services for the Company.

6. Indemnification. Consultant agrees to hold harmless the Company from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against the Company that result from the acts or omissions of Consultant, Consultant’s employees or agents, if any. The Company agrees to indemnify and hold harmless Consultant from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against Consultant that result from the acts or omissions of the Company or its employees or agents, if any.

7. Intellectual Property. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, “Intellectual Property”).

a. Consultant’s Intellectual Property. Consultant does not hold any interest in any Intellectual Property in connection with the Services.

b. Development of Intellectual Property. Any improvements to Intellectual Property items listed on Exhibit A, further inventions or improvements, and any new items of Intellectual Property discovered or developed by Consultant (or his, if any) during the Term shall be the property of the Company. Consultant shall sign all documents necessary to perfect the rights of the Company in such Intellectual Property, including the filing and/or prosecution of any applications for copyrights or patents. Upon request, Consultant shall sign all documents necessary to assign the rights to such Intellectual Property to the Company. Consultant agrees to assign to the Company, without further consideration, its entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, developed within the scope of this agreement, for the Company, whether or not patentable. In the event any Intellectual Property shall be deemed by the Company to be patentable or otherwise registrable, Consultant shall assist the Company, at Company’s expense, in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Company, or any affiliated company specified by the Company’s Board of Directors , with full title thereto.

8. Confidentiality. The Company and Consultant recognize that Consultant has and will have the following information: prices, costs, discounts, future plans, business affairs, trade secrets, other technical information, customer lists and other proprietary information (collectively, the “Information”) which are valuable, special and unique assets of the Company and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Consultant agrees that he will not at any time or in any manner, either directly or indirectly, use any Information for his own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the Company. Consultant will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement. This Agreement is in compliance with the Defend Trade Secrets Act and provides civil or criminal immunity to any individual for the disclosure of trade secrets: (i) made in confidence to a federal, state, or local government official, or to an attorney when the disclosure is to report suspected violations of the law; or (ii) in a complaint or other document filed in a lawsuit if made under seal. This confidentiality provisions shall remain in full force and effect after the Termination Date.

9. Return of Company Records. At the Termination Date, Consultant shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in his possession or under control and that are the Company’s property or relate to the Company’s business.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

If to Company:

Just Right Products, Inc.

Attn: Marc Johnson

President

5941 Posey Ln

Haltom City, Texas 76117-5238

If to Consultant:

Robert F. Breese

5782 Blue Ridge Dr

Ft Worth, Texas 76112

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

11. Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

12. Amendment. This Agreement may be modified or amended if the amendment is made in writing and signed by both parties.

13. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

14. Waiver of Contractual Right. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

15. Applicable Law. This Agreement shall be governed by the laws of the State of Texas.

16. Interruption of Service. Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties’ respective obligations hereunder shall resume.

17. Assignment. Consultant agrees that he will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of the Company. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any affiliated company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY:	CONSULTANT:

By:	/s/ Marc Johnson	By:	/s/ Robert F. Breese
	Marc Johnson		Robert F. Breese
Its:	President	Dated:	April 27, 2023
Date:	April 27, 2023

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